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                                                                       Exhibit 5
                                                                       ---------

                                        December 12, 2001


Vertel Corporation
21300 Victory Boulevard, Suite 700
Woodland Hills, California  91367
(818) 227-1400

     Re: Registration Statement on Form S-3

     Ladies and Gentlemen:



     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about December 12, 2001 (Registration Statement) in connection with the registration under the Securities Act of 1933, as amended, of a total of 16,065,343 shares of your Common Stock (Shares). The Shares are being registered for resale by you for a selling shareholder. Each of such Shares includes one associated Preferred Share Purchase Right (Rights).


     As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the resale of the Shares and the Rights.

     Based on the foregoing, we are of the opinion that the Shares covered by the Registration Statement which are issuable have been duly authorized and when and if delivered in the manner described in the applicable convertible promissory note and warrant, will be legal issued, fully paid and non-assessable, and that one Right adheres to each Share.

     We consent to the use of this opinion as Exhibit 5 to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                          Very truly yours,


                                          /s/ Perkins Coie LLP
                                          Perkins Coie LLP